Exhibit 99.1

California Pizza Kitchen to Present at the Raymond James Institutional Investors Conference and the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Conference

LOS ANGELES--(BUSINESS WIRE)--February 26, 2009--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Raymond James Institutional Investors Conference in Orlando, Florida on Wednesday, March 11, 2009 at 1:40 p.m. ET and the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Conference in Las Vegas, Nevada on Tuesday, March 17, 2009 at 10:30 a.m. PT.

Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. As of February 26, 2009 the company operates, licenses or franchises 254 locations, of which 205 are company-owned and 49 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover; investors, Sue Collyns, 310-342-5000